                           SECURITIES PURCHASE AGREEMENT

              SECURITIES PURCHASE AGREEMENT, dated as of July 8, 1999, by and between ThermoView Industries, Inc., a Delaware corporation ("Company"), and GE Capital Equity Investments, Inc., a Delaware corporation ("GE Capital" or "Purchaser").

                                W I T N E S S E T H :

              WHEREAS, Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from Company, upon the terms and conditions hereinafter provided, a senior subordinated promissory note in the principal amount of $10,000,000 (the "Note"); and

              WHEREAS, Company has agreed to issue to Purchaser, upon the terms and conditions hereinafter provided, a warrant to purchase 1,666,028 shares of Common Stock (as defined herein) of Company (the "Warrant" and together with the Note, the "Securities");

              NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.     DEFINITIONS

              "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

              "Agreement" shall mean this Securities Purchase Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

              "Balance Sheet" shall have the meaning set forth in Section 4.7(a) hereof.

              "Brown Simpson Warrants" shall have the meaning ascribed to such term in Section 5.2(i).

              "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

              "Capital Expenditures" shall mean all payments for any fixed assets, or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

              "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of Company or a Subsidiary of Company, any such lease under which Company or such Subsidiary is the lessor.

              "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

              "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof;
(ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of their acquisition having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) certificates of deposit, maturing not more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of "A" or better by a nationally recognized rating agency; and (iv) money-market funds investing solely in the types of items referred to above.

              "Change of Control" shall mean any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) (other than GE Capital and its Affiliates) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange
Act) of 50% or more of the issued and outstanding shares of Common Stock of Company; (b) Company shall be a party to a merger or consolidation in which Company is not the survivor or in which Company's stockholders immediately prior thereto own less than a majority of the outstanding voting stock of the survivor; or (c) Company shall have sold, leased or otherwise transferred all or substantially all of its assets.

              "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Company's or any of its Subsidiaries' employees, payroll, income or gross receipts, (ii) Company's or any of its Subsidiaries' ownership or use of any of its assets, or (iii) any other aspect of Company's or any of the Subsidiaries' business.

              "Closing" shall have the meaning set forth in Section 2.2(a) hereof.

              "Closing Date" shall have the meaning set forth in Section 2.2(a) hereof.

              "COBRA" shall have the meaning set forth in Section 4.19(m) hereof.

              "Common Stock" shall mean the common stock, $.001 par value per share, of Company.

              "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

              "Earn-Outs" shall have the meaning set forth in Section
5.1(h)(i).

              "EBITDA" shall have the meaning set forth in Section 5.1(h)(i).

              "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable Real Estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 ET SEQ.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801 ET SEQ.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.
Section 136 ET SEQ.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 ET SEQ.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. Section 2601 ET SEQ.); the Clean Air Act, as amended (42 U.S.C. Section 740 ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 ET SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 ET SEQ.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f ET SEQ.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

              "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Spill or the presence of a hazardous substance or threatened Spill of any Hazardous Substance.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

              "ERISA Affiliate" shall mean, with respect to Company, any trade or business (whether or not incorporated) under common control with Company and which, together with Company, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding Purchaser and each other person which would not be an ERISA Affiliate if Purchaser did not own any issued and outstanding shares of Stock of Company.

              "Event of Default" shall have the meaning set forth in Section
7.1 hereof.

              "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

              "Financials" shall mean the financial statements referred to in
Section 4.7(a) hereof.

              "Fiscal Year" shall mean the twelve month period ending December 31, and any change in such fiscal year for which Company provides notice to Purchaser.

              "Fixed Charges" shall mean, with respect to Company for any period, the aggregate of all consolidated interest expenses paid or accrued, plus scheduled payments of principal with respect to Indebtedness, in all cases during such period by Company and its Subsidiaries.

              "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of the financial covenants contained in Section 5.1(h) hereof, GAAP shall be as in effect on the date of the most recent Financials and shall be applied in a manner consistent therewith.

              "GE Capital" shall have the meaning set forth in the first paragraph of this Agreement.

              "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

              "Guaranty" shall mean the Guaranty, dated as of the date hereof, of each of the Subsidiaries of Company, substantially in the form of Exhibit F hereto.

              "Hazardous Substance" shall have the meaning set forth in
Section 4.10(a) hereof.

              "Holder" shall have the meaning assigned to such term in
Section 8.1 hereof.

              "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause (i), (ii), (iii),
(iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all liabilities under Title IV of ERISA and (viii) any cash "earn-outs" then owing (whether or not then due and payable) and calculable to be paid by Company or any of its Subsidiaries.

              "Interest Payment Date" shall have the meaning assigned to such term in Section 2.6(a) hereof.

              "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

              "IRS" shall mean the Internal Revenue Service, or any successor thereto.

              "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

              "Loan Documents" shall mean this Agreement, the Note, the Security Agreement, the Pledge Agreement, the Guaranty and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Company, and delivered to Purchaser, in its capacity as a purchaser of the Note hereunder, in connection with this Agreement or the transactions contemplated hereby.

              "Material Adverse Effect" shall mean material adverse effect on
(i) the business, assets, operations, prospects or financial or other condition of Company and its Subsidiaries, if any, taken as a whole or (ii) Company's ability to pay the Obligations in accordance with the terms hereof.

              "Material Contracts" means (i) all of Company's and its Subsidiaries' contracts, agreements, leases or other instruments to which Company or any of its Subsidiaries is a party or by which Company, its Subsidiaries or its properties are bound, which involve payments by or to Company or its Subsidiaries of more than $100,000, (ii) all of Company's and its Subsidiaries' loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments, (iii) all material operating or capital leases for equipment to which Company or any of its Subsidiaries is a party, (iv) all non-competition and similar agreements to which Company is a party, (v) all contracts for the employment of any officer or employee, (vi) all consulting agreements, (vii) any guarantees by the Company or any of its Subsidiaries,
(viii) all distributor and sales agency agreements and (ix) all other material contracts not made in the ordinary course of business.

              "Maturity Date" shall have the meaning set forth in Section 2.1(a) hereof.

              "Maximum Lawful Rate" shall have the meaning set forth in
Section 2.6(e) hereof.

              "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which Company, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

              "Net Worth" shall mean, with respect to any Person as of any date of determination, the book value of the assets of such Person, MINUS (a) reserves applicable thereto, and MINUS (b) all of such Person's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

              "Note" shall mean the senior subordinated promissory note of Company in the principal amount of $10,000,000 to be issued to Purchaser hereunder, substantially in the form of Exhibit A hereto.

              "Obligations" shall mean all amounts owing by Company to Purchaser and any of its assignees pursuant hereto or the Note, including, without limitation, all principal, interest, fees, expenses, attorneys' fees and any other sum chargeable to Company under any of the Loan Documents.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

              "Pension Plan" shall have the meaning set forth in Section 4.19(a) hereof.

              "Permitted Acquisition" shall mean any acquisition by Company or any of its Subsidiaries of any Person or all or substantially all of the assets of any Person which is approved by Purchaser or where:

                     (i) the purchase price (including liabilities assumed) for such acquisition shall not exceed an amount equal to the EBITDA of such Person for the 12 month period ending on the last completed month for which financial statements are available prior to the date of such acquisition MULTIPLIED BY 5,

                     (ii) such Person shall be, or the assets acquired from such Person shall be used in, conducting business solely in the existing lines of business of Company and its Subsidiaries,

                     (iii) at or prior to the closing of such acquisition, Purchaser will be granted a perfected lien, which lien shall be junior to any liens securing Senior Debt, in all assets acquired pursuant thereto and, if applicable, in the assets and capital stock of any Person acquired pursuant thereto, and Company (or the Subsidiary of Company making such acquisition) and, if applicable, such acquired Person, shall have executed such documents and taken such actions as may be required in connection therewith (including, without limitation, in the case of such acquired Person, executing and becoming a party to the Security Agreement and the Pledge Agreement), and

                     (iv) at or prior to the closing of such acquisition, any Person that shall become a Subsidiary of Company pursuant to such acquisition shall have executed and become a party to the Guaranty.

              For the purposes of this definition of Permitted Acquisition, "EBITDA" shall mean, with respect to any Person, the consolidated (and combined, if applicable) sum of all earnings before interest, taxes, depreciation and amortization LESS any extraordinary gain, PLUS expenses, calculated and estimated by such Person and its Subsidiaries in a manner and amount acceptable to Purchaser in each case, incurred by such Person and its Subsidiaries, if and to the extent applicable, that reasonably are expected no longer to be incurred because of operating efficiencies realized as a result of and following each such entity becoming a Subsidiary of Company.

              "Permitted Indebtedness" shall mean, with respect to Company,
(i) taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) public or statutory obligations of Company or any of its Subsidiaries; (v) all deferred taxes; and (vi) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent permitted to remain unfunded under applicable law.

              "Permitted Liens" shall mean the following:   (i) Liens for
taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (v) workers, mechanics, suppliers, carriers, warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Company or any of its Subsidiaries is a party; (vii) Liens arising in the ordinary course of business in connection with obligations that are not overdue or which are being contested in good faith and by appropriate proceedings, including, but not limited to, Liens under bid, performance and other surety bonds, appeal bonds, landlord Liens arising under leases of real property, Liens on advance or progress payments received from customers under contracts for the sale, lease or license of goods, software or services and upon the products being sold or licensed, in each case securing performance of the underlying contract or the repayment of such advances in the event final acceptance of performance under such contracts does not occur, and Liens upon funds collected temporarily from others pending payment or remittance on their behalf; and (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.

              "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

              "Plan" shall have the meaning set forth in Section 4.19(a) hereof.

              "Pledge Agreement" shall mean the Pledge Agreement, dated as of the date hereof, between Company and Purchaser, substantially in the form of Exhibit E hereto.

              "PNC Bank" shall mean PNC Bank, National Association, in any capacity under the PNC Loan Agreement.

              "PNC Loan Agreement" shall mean that certain Loan Agreement, dated August 31, 1998, among PNC Bank, Company and each of its then-existing Subsidiaries, as amended by that certain Joinder to Loan Documents and Amendment to Loan Documents (Thomas Construction Inc.) dated as of January 1, 1999, as further amended by that certain Joinder to Loan Documents and Amendment to Loan Documents (Precision Window Mfg., Inc.) dated as of January 5, 1999, as further amended by that certain Joinder to Loan Documents and Amendment to Loan Documents (Thermo-Shield) dated as of July 8, 1999, as the same may be amended, supplemented or modified from time to time.

              "PNC Senior Debt" shall mean all loans, advances, debts, liabilities, obligations, covenants and duties owing by Company or any of its Subsidiaries to PNC Bank of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under the PNC Loan Agreement or any agreement, instrument or document related thereto, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan or guarantee or in any other manner, whether arising out of overdrafts on deposit or other accounts or electronic funds transfers (whether through automatic clearing houses or otherwise) or out of PNC Bank's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any amendments, extensions, renewals or increases up to an aggregate amount not to exceed $15,000,000, or such greater amount as is permitted to be incurred hereunder and all costs and expenses of PNC Bank incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys' fees and expenses.

              "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

              "Qualified IPO" shall mean a sale of Common Stock pursuant to an initial public offering of Common Stock on Form S-1 (or any equivalent general registration form) under the Securities Act (i) at a price of not less than $6.00 per share of Common Stock, (ii) in which the aggregate proceeds to Company shall be not less than $15,000,000 and (iii) following which the Common Stock will be listed on The New York Stock Exchange or The Nasdaq National Market.

              "Required Holders" shall mean Persons who hold at least a majority of the outstanding principal amount of the Note.

              "Restricted Payment" shall mean (i) the declaration of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Company's Stock or (ii) any payment on account of the purchase, redemption or other retirement of Company's Stock or any other payment or distribution made in respect of any Stock of Company, either directly or indirectly.

              "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

              "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

              "Securities" shall mean, collectively, the Note and the Warrant.

              "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

              "Security Agreement" shall mean the Security Agreement, dated the date hereof, among Company, each of the Subsidiaries of Company and Purchaser, substantially in the form of Exhibit D hereto.

              "Senior Debt" shall mean any Indebtedness, other than the PNC Senior Debt, of Company and its Subsidiaries for money borrowed from any bank or financial institution other than PNC Bank generally engaged in the business of lending money, PROVIDED that the incurrence of such Indebtedness does not result in the occurrence of a Default or Event of Default hereunder.

              "Series C Convertible Preferred Stock" shall mean the Series C Convertible Preferred Stock, $.001 par value per share, of the Company issued pursuant to the Certificate of Designation of Series C Convertible Preferred Stock of the Company filed with the Delaware Secretary of State on April 23, 1999.

              "Spill" shall have the meaning set forth in Section 4.10(a) hereof.

              "Stock" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

              "Subordination Agreement" shall mean that certain Subordination and Intercreditor Agreement, dated as of the date hereof, by and among Company and its Subsidiaries, PNC Bank and the Purchaser.

              "Subordinated Debt" shall have the meaning set forth in Section
8.1 hereof.

              "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

              "Taxes" shall have the meaning set forth in Section 2.11(a) hereof.

              "Transaction Documents" shall mean this Agreement, the Securities, the Security Agreement, the Pledge Agreement and the Guaranty.

              "Warrant" shall mean the warrant to purchase initially 1,666,028 shares of Common Stock to be issued to Purchaser hereunder, substantially in the form of Exhibit B hereto.

              "Welfare Plan" shall mean any welfare plan, as defined in
Section 3(1) of ERISA, which is maintained or contributed to by Company, any of its Subsidiaries or any ERISA Affiliate.

              "Withdrawal Liability" means, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

              "Year 2000 Compliant" shall have the meaning set forth in
Section 4.24(a) hereof.

              References to this "Agreement" shall mean this Securities Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

              Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.     PURCHASE OF NOTE AND WARRANT

              2.1    PURCHASE OF NOTE AND WARRANT.

              (a) Subject to the terms and conditions set forth in this Agreement, Purchaser agrees to purchase from Company, and Company agrees to issue and sell to Purchaser, on the Closing Date, the Note for an aggregate purchase price of $10,000,000, containing the terms set forth herein and in Exhibit A hereto. The principal amount of the Note shall be $10,000,000, and the maturity date thereof shall be July 8, 2002 (the "Maturity Date").

              (b) Subject to the terms and conditions set forth in this Agreement, Company agrees to issue to Purchaser, on the Closing Date, the Warrant, containing the terms set forth hereto in Exhibit B hereto.

              2.2    CLOSING; FEES.

              (a) The closing of the purchase and sale of the Note and the issuance of the Warrant (the "Closing") shall take place within five Business Days after the satisfaction or waiver of the conditions set forth in Section 6 hereof or such date and time as shall be mutually agreed to by the parties hereto (the "Closing Date") at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as shall be mutually agreed to by the parties hereto.

              (b)    On the Closing Date, Company will deliver to Purchaser
(i) the Note payable to Purchaser against delivery by Purchaser of the purchase price therefor by wire transfer of funds to the account of Company and (ii) the Warrant.

              (c) On the Closing Date, Company will pay to Purchaser an underwriting fee of $200,000 (less any amounts previously paid to Purchaser in respect of such fee).

              2.3 OPTIONAL REDEMPTION. The Note may be redeemed at Company's option, at any time on or after the date hereof as a whole or from time to time in part, upon not less than 30 days' written notice to Purchaser at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning July 8 of the years indicated:

                                                    Redemption
           Year                                        Price
           ----
           1999....................................     103%
           2000....................................     102%
           2001....................................     101%

together in the case of any such redemption with accrued and unpaid interest on the amount being redeemed through the date of redemption.

              2.4    MANDATORY REDEMPTION.

              (a) On the Maturity Date, Company shall redeem the entire remaining principal balance of the Note at 100% of the redemption price, together with accrued and unpaid interest thereon through the date of redemption.

              (b) Upon the occurrence of a Change of Control, Purchaser may, by written notice to Company within sixty (60) days of the occurrence thereof, require Company to redeem all or a portion of the Note at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning July 8 of the years indicated:

                                                       Redemption
               Year                                      Price
               ----
               1999...................................    103%
               2000...................................    102%
               2001...................................    101%

together in the case of any such redemption with accrued and unpaid interest on the amount being redeemed through the date of redemption. Company shall give Purchaser written notice of the occurrence of a Change of Control within ten (10) days after the occurrence thereof.

              2.5 USE OF PROCEEDS. Company shall use the proceeds from the sale of the Note hereunder for (i) the repayment of the amounts set forth on Schedule 2.5, (ii) Permitted Acquisitions and (iii) investments in Cash Equivalents.

              2.6    INTEREST ON NOTE.

              (a) Company shall pay interest to Purchaser, quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 1999 (each, an "Interest Payment Date"), at a rate equal to 12% per annum, based on a year of 360 days for the actual number of days elapsed, and based on the amounts outstanding from time to time under the Note; PROVIDED, HOWEVER, that if Company shall not have consummated a Qualified IPO on or prior to July 8, 2000, such rate shall be increased to 15% per annum effective as of such date.

              (b) If any payment on the Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

              (c) So long as any Event of Default shall be continuing, the interest rate applicable to the Note shall be increased by 2% per annum above the rate otherwise applicable.

              (d) If and so long as Company pays or is required to pay damages pursuant to Section 2(d) of the Registration Rights Agreement, dated as of April 23, 1999, among Company, Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P., Company shall pay to Purchaser additional interest on the Note in an amount per month equal to 2% of the outstanding principal amount of the Note payable on the last day of each month.

              (e) Notwithstanding anything to the contrary set forth in this Section 2.6, if at any time until payment in full of the Note, the interest rate payable thereon exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on the Note shall be equal to the Maximum Lawful Rate; PROVIDED, HOWEVER, that if at any time thereafter the interest rate payable thereon is less than the Maximum Lawful Rate, Company shall continue to pay interest thereunder at the Maximum Lawful Rate until such time as the total interest received by Purchaser is equal to the total interest which it would have received had the interest rate on the Note been (but for the operation of this paragraph) the interest rate payable since the Closing Date. Thereafter, the interest rate payable shall be the stated interest rate unless and until such rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Purchaser pursuant to the terms hereof exceed the amount which it could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.6(e), shall make a final determination that Purchaser has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Purchaser shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under the Note, then to the outstanding principal of the Note, then to other unpaid Obligations and thereafter shall refund any excess to Company or as a court of competent jurisdiction may otherwise order.

              2.7 RECEIPT OF PAYMENTS. Company shall make each payment under the Note not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to Purchaser's depository bank in the United States as designated by Purchaser from time to time for deposit in Purchaser's depositary account. For purposes only of computing interest under the Note, all payments shall be applied by Purchaser to the Note on the day payment has been credited by Purchaser's depository bank to Purchaser's account in immediately available funds.

              2.8 APPLICATION OF PAYMENTS. Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Purchaser from or on behalf of Company pursuant to the terms of this Agreement, and Company irrevocably agrees that Purchaser shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Company and in repayment of the Note as it may deem advisable. In the absence of a specific determination by Purchaser with respect thereto, the same shall be applied in the following order: (i) then due and payable fees and expenses; (ii) then due and payable interest payments on the Note; and (iii) then due and payable principal payments on the Note.

              2.9 SHARING OF PAYMENTS. If any holder of the Note or a portion thereof shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Note held by it in excess of its ratable share of payments on account of the Notes held by all holders thereof, such holder shall forthwith purchase from each other holder such participations in the Note held by it as shall be necessary to cause such purchasing holder to share the excess payment ratably with each other holder; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing holder, such purchase shall be rescinded and such holder shall repay to the purchasing holder the purchase price to the extent of such recovery together with an amount equal to such holder's ratable share (according to the proportion of (i) the amount of such holder's required repayment to (ii) the total amount so recovered from the purchasing holder) of any interest or other amount paid or payable by the purchasing holder in respect of the total amount so recovered. Company agrees that any holder so purchasing a participation from another holder pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such holder were the direct creditor of Company in the amount of such participation. Company further agrees to make all payments on the Note to all holders thereof on a pro rata basis, based on the principal amount of the Note held by each.

              2.10 ACCESS. Purchaser and any of its officers, employees and/or agents shall have the right, exercisable as frequently as it determines to be appropriate, during normal business hours, to visit and inspect the properties and facilities of Company and its Subsidiaries and to inspect, audit and make extracts from all of Company's and its Subsidiaries' records, files, corporate books and books of account and to discuss the affairs, finances and accounts of Company and its Subsidiaries with the principal officers of Company, all at such reasonable times, upon reasonable notice and as often as Purchaser may reasonably request. Company shall deliver any document or instrument reasonably necessary for Purchaser, as it may request, to obtain records from any service bureau maintaining records for Company or its Subsidiaries. Company shall instruct its and its Subsidiaries' banking and other financial institutions to make available to Purchaser such information and records as it may reasonably request.

              2.11   TAXES.

              (a) Any and all payments by Company hereunder or under the Note shall be made, in accordance with this Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Purchaser, by the jurisdiction under the laws of which it is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Purchaser,
(i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) Company shall make such deductions, and (iii) Company shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

              (b) In addition, Company agrees to pay any present or future stamp or documentary taxes or any other sales, transfer, exercise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, any of the Transaction Documents (hereinafter referred to as "Other Taxes").

              (c) Company shall indemnify Purchaser for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by Purchaser and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Purchaser makes written demand therefor.

              (d) Within 30 days after the date of any payment of Taxes, Company shall furnish to Purchaser the original or a certified copy of a receipt evidencing payment thereof.

              (e) Without prejudice to the survival of any other agreement of Company hereunder, the agreements and obligations of Company contained in this Section 2.11 shall survive the payment in full of the Note.

              2.12 ORIGINAL ISSUE DISCOUNT. Company and Purchaser hereby acknowledge and agree that the Warrant is part of an investment unit within the meaning of Section 1273(c)(2) of the IRC, which includes the Note being purchased by Purchaser. Notwithstanding anything to the contrary contained herein, Company and Purchaser hereby further acknowledge and agree that for United States federal, state and local income tax purposes the "issue price" of the Warrant and Note under Section 1273(b) of the IRC shall equal $4,369,000 and $5,631,000, respectively. Company and Purchaser agree to use the foregoing issue price for all income tax purposes with respect to this transaction.

3.     PURCHASER'S REPRESENTATIONS AND WARRANTIES

              Purchaser makes the following representations and warranties to Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

              3.1 INVESTMENT INTENTION. Purchaser is acquiring the Securities for its own account, for investment purposes and not with a view to the distribution thereof. Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Securities (or solicit any offers to buy, purchase, or otherwise acquire any of the Securities), except in compliance with the Securities Act.

              3.2 ACCREDITED INVESTOR. Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

              3.3 CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              3.4 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to be executed by it: (i) are within Purchaser's corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of Purchaser's certificate of incorporation or by-laws; and (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality binding on Purchaser. This Agreement and the other Transaction Documents to which Purchaser is a party have each been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.     COMPANY'S REPRESENTATIONS AND WARRANTIES

              Company makes the following representations and warranties to Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

              4.1 AUTHORIZED AND OUTSTANDING SHARES OF CAPITAL STOCK. After giving effect to the Closing, the authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $.001 par value per share, of which 14,459,726 shares are issued and outstanding, and 50,000,000 shares of preferred stock, $.001 par value per share, of which 3,386,000 shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. Except as set forth on
Schedule 4.1, (i) there is no existing option, warrant, call, commitment or other agreement to which Company is a party requiring, and there are no convertible securities of Company outstanding which upon conversion would require, the issuance of any additional shares of Stock of Company or other securities convertible into shares of equity securities of Company, other than the Warrant, and (ii) there are no agreements to which Company is a party with respect to the voting or transfer of the Stock of Company, other than the pledge agreement securing the PNC Senior Debt. Except as set forth on Schedule 4.1, there are no stockholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Stock by Company. True and correct copies of the certificate of incorporation and by-laws of Company have been delivered to Purchaser.

              4.2 AUTHORIZATION AND ISSUANCE OF SECURITIES. The issuance of the Securities has been duly authorized by all necessary corporate action on the part of Company and, upon delivery to Purchaser of the Securities against payment in accordance with the terms hereof, the Securities will have been validly issued, free and clear of all pledges, liens, encumbrances and preemptive rights. The issuance of shares of Common Stock upon exercise of the Warrant has been duly authorized by all necessary corporate action on the part of Company and, when issued upon exercise of the Warrant, such Common Stock will have been validly issued and fully paid and non-assessable. Company has duly reserved 1,666,028 shares of Common Stock for issuance pursuant to the terms of the Warrant.

              4.3 SECURITIES LAWS. In reliance on the investment representations contained in Sections 3.1 and 3.2, the offer, issuance, sale and delivery of the Securities, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Securities, to the registration requirements of Section 5 of the Securities Act.

              4.4 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the case of Company and as set forth on Schedule 4.5 in the case of its Subsidiaries; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted;
(iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate or articles of incorporation and by-laws; and
(vi) is in compliance with all applicable provisions of law, except for such non-compliance which would not have a Material Adverse Effect.

              4.5 SUBSIDIARIES. There currently exist no Subsidiaries of Company other than as set forth on Schedule 4.5 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class owned by Company or a Subsidiary of Company or any other Person. There are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

              4.6 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Company and each of its Subsidiaries of each Transaction Document to which it is a party and each other instrument and document to be delivered by Company or such Subsidiary, the issuance and sale of the Note and the consummation of the other transactions contemplated by any of the foregoing: (i) are within Company's and each Subsidiary's corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate or articles of incorporation or by-laws of Company or any of its Subsidiaries; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Company or any of its Subsidiaries other than the Liens created pursuant to the Pledge Agreement and the Security Agreement; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except (A) for those filings required by the registration rights provisions of the Warrant and (B) to the extent previously obtained or made). At or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by Company and each shall then constitute a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

              4.7    FINANCIAL STATEMENTS.

              (a) The audited consolidated balance sheet of Company and its Subsidiaries as at December 31, 1998 (the "Balance Sheet"), and the related consolidated statements of income and cash flows for the year then ended, with the opinion thereon of Ernst & Young LLP, and the unaudited consolidated balance sheet of Company and its Subsidiaries as at March 31, 1999 and the related unaudited consolidated statements of income, and cash flows for the three months then ended, copies of which have previously been delivered to Purchaser, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Company and its Subsidiaries as at the dates thereof, and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of the interim financial statements, to normal year-end audit adjustments.

              (b) Except as set forth on Schedule 4.7 and other than regularly scheduled dividends on its outstanding preferred stock, neither Company nor any of its Subsidiaries has any material obligations, contingent or otherwise, including, without limitation, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Balance Sheet, other than those incurred since December 31, 1998, in the ordinary course of business.

              (c) Except as set forth on Schedule 4.7 and other than regularly scheduled dividends on its outstanding preferred stock, no dividends or other distributions have been declared, paid or made upon any shares of capital Stock of Company, nor have any shares of capital Stock of Company been redeemed, retired, purchased or otherwise acquired for value by Company since December 31, 1998.

              4.8    OWNERSHIP OF PROPERTY.

              (a) Except as set forth on Schedule 4.8(a), neither Company nor any of its Subsidiaries owns any real estate. Each of Company and its Subsidiaries has good and marketable and insurable fee simple title to its owned real property, free and clear of all Liens. Each of Company and its Subsidiaries has valid and marketable leasehold interests in the leases described in Schedule 4.8(b) hereto, and, except as set forth on Schedule 4.8(b), good and marketable title to, or valid leasehold interests in, all of its other properties and assets free and clear of all Liens, except Permitted Liens and Liens permitted pursuant to Section 5.2(f) hereof.

              (b) All real property leased by Company and its Subsidiaries is set forth on Schedule 4.8(b). Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect. Company has delivered to Purchaser or has provided Purchaser access to true and complete copies of each of such leases set forth on Schedule 4.8(b) and all documents affecting the rights or obligations of Company or any of its Subsidiaries, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Except as set forth on Schedule 4.8(b), none of Company, any of its Subsidiaries nor, to its knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease.

              (c) Except as disclosed on Schedule 4.8(c), neither Company nor any of its Subsidiaries is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by Company or such Subsidiary.

              4.9 MATERIAL CONTRACTS; INDEBTEDNESS. Schedule 4.9 contains a true, correct and complete list and description of all Material Contracts. Each Material Contract is a valid and binding agreement of Company or its Subsidiaries (as the case may be) enforceable against Company or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and neither Company nor any of its Subsidiaries has any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Company and each of its Subsidiaries has fulfilled all obligations required pursuant to the Material Contract to have been performed by Company or such Subsidiary on its part. Except as set forth in Schedule 4.9, neither Company nor any of its Subsidiaries is in default or breach, nor to Company's or such Subsidiary's knowledge is any third party in default or breach, under or with respect to any Material Contract. Except as set forth on Schedule 4.9, neither Company nor any of its Subsidiaries has any Indebtedness except
(i) Permitted Indebtedness and (ii) PNC Senior Debt.

              4.10   ENVIRONMENTAL PROTECTION.

              (a) Except as set forth on Schedule 4.10, all real property owned, leased or otherwise operated by Company and its Subsidiaries (each, a "Facility") is free of contamination from any substance, waste or material
(i) currently identified to be toxic or hazardous pursuant to, or which may result in liability under, any Environmental Law or (ii) within the definition of a substance which is toxic or hazardous under any Environmental Law, including, without limitation, any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance which has in the past or could at any time in the future cause or constitute a health, safety, or environmental hazard to any Person or property or result in any Environmental Liabilities and Costs ("Hazardous Substance") of more than $100,000 or which, in either case, could have a Material Adverse Effect. Except as set forth on Schedule 4.10, neither Company nor any of its Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Substances at or from the Facility (a "Spill") which could result in Environmental Liabilities and Costs in excess of $100,000.

              (b) Company and each Subsidiary has generated, treated, stored and disposed of any Hazardous Substances in full compliance with applicable Environmental Laws, except for such non-compliances which would not have a Material Adverse Effect.

              (c) Company and each Subsidiary has obtained, or has applied for, and is in full compliance with and in good standing under all permits required under Environmental Laws (except for such failures which would not have a Material Adverse

Effect) and neither Company nor any of its Subsidiaries has any knowledge of any proceedings to substantially modify or to revoke any such permit.

              (d) Except as set forth on Schedule 4.10, there are no investigations, proceedings or litigation pending or, to Company's or its Subsidiaries' knowledge, threatened affecting or against Company, any of its Subsidiaries or the Facilities relating to Environmental Laws or Hazardous Substances.

              (e) Since December 31, 1998, except for communications in connection with the matters listed on Schedule 4.10, neither Company nor any of its Subsidiaries has received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against Company or its Subsidiaries.

              4.11   LABOR MATTERS.

              (a) There are no strikes or other labor disputes against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened. Hours worked by and payment made to employees of Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Company and each of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Company or such Subsidiary. There is no organizing activity involving Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to Company's or its Subsidiaries' knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Company or its Subsidiaries has made a pending demand for recognition. There are no complaints or charges against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Company or any of its Subsidiaries of any individual.

              (b) Except as set forth on Schedule 4.11, neither Company nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Company or its Subsidiaries.

              4.12 OTHER VENTURES. Except as set forth on Schedule 4.12, neither Company nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

              4.13 TAXES. Except as set forth on Schedule 4.13, all federal, state, local and foreign tax returns, reports and statements required to be filed by Company and its Subsidiaries have been timely filed with the appropriate Governmental Authority and all such returns, reports and statements are true, correct and complete in all material respects. All Charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by Company and its Subsidiaries from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Neither Company nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No tax audits or other administrative or judicial proceedings are pending or threatened with regard to any Charges for which Company or any Subsidiary may be liable and no assessment of Charges is proposed against the Company or any Subsidiary. Neither Company nor any of its Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Company or any of its Subsidiaries is property which such company is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). Neither Company nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Neither Company nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

              4.14 NO LITIGATION. Except as disclosed on Schedule 4.14, no action, claim or proceeding is now pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, except those which would not reasonably be likely to result in a Material Adverse Effect.

              4.15 BROKERS. Except as set forth on Schedule 4.15, no broker or finder acting on behalf of Company or any of its Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Agreement and neither Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. Company is solely responsible for the payment of all such finder's or brokerage fees.

              4.16   EMPLOYMENT AND LABOR AGREEMENTS.  Except as set forth on
Schedule 4.16, there are no employment, consulting or management agreements covering management of Company or any of its Subsidiaries.

              4.17 PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES. Company and each of its Subsidiaries owns all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it, each of which is listed, together with Patent and Trademark Office or Copyright Office application or registration numbers, where applicable, on Schedule
4.17 hereto. To Company's knowledge, Company and each of its Subsidiaries conducts its businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except as set forth on
Schedule 4.17 hereto. To Company's knowledge, there is no infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Company or any of its Subsidiaries, except as set forth on Schedule 4.17 hereto.

              4.18   NO MATERIAL ADVERSE EFFECT.  Except as set forth on
Schedule 4.18 or as otherwise disclosed in the March 31, 1999 financial statements of Company and its Subsidiaries, no event has occurred since December 31, 1998 which has had or could be reasonably expected to have a Material Adverse Effect.

              4.19   ERISA.

              (a) Schedule 4.19 sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs (the "Plans") maintained by Company and any of its Subsidiaries or to which Company or any its Subsidiaries contributed or is obligated to contribute thereunder, and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA (the "Pension Plans"), maintained by Company, any of its Subsidiaries or any of its ERISA Affiliates to which Company, any of its Subsidiaries or any of its ERISA Affiliates contributed or is obligated to contribute thereunder.

              (b) Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not purchased the Note from Company at the Closing in accordance with the terms of this Agreement.

              (c) The Pension Plans intended to be qualified under Section 401 of the IRC are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the IRC.

              (d) All contributions required by law or pursuant to the terms of the Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans.

              (e) There is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the respective Pension Plans. Each of the respective Pension Plans are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of the Pension Plan and all benefit liabilities do not exceed the assets of such Pension Plans.

              (f) There has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans which would require the giving of notice, or any event requiring disclosure under Sections 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA.

              (g) There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

              (h) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to Purchaser by Company: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500 (including any schedules thereto) and the most recent actuarial valuation report, if any,
(C) the last IRS determination letter, (D) summary plan descriptions, (E) written communications to employees relating to the Plans and (F) written descriptions of all non-written agreements relating to the Plans.

              (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), other than those which would not reasonably be likely to have a Material Adverse Effect, nor does Company or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit.

              (j) All amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

              (k) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and neither Company nor any of its Subsidiaries or "party in interest" or "disqualified person" with respect to the Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or
Section 406 of ERISA.

              (l) None of Company, any of its Subsidiaries or any ERISA Affiliate has terminated any Pension Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

              (m) None of Company, any of its Subsidiaries or any ERISA Affiliate maintains retired life and retired health insurance plans which are Welfare Plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Company, all of its Subsidiaries and all ERISA Affiliates which maintains a Welfare Plan has complied with the notice and continuation requirements of COBRA and the regulations thereunder.

              (n) None of Company, any of its Subsidiaries or any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan as of the Closing.

              (o) None of Company, any of its Subsidiaries or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

              (p) None of Company, any of its Subsidiaries, any ERISA Affiliate or any organization to which Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

              4.20   ORDINARY COURSE OF BUSINESS.  Except as set forth on
Schedule 4.7 or in response to the events described therein, since December 31, 1998, Company and each of its Subsidiaries has conducted its operations only in the ordinary course of business consistent with past practice.

              4.21 INSURANCE. Schedule 4.21 hereto contains a complete and correct list of all policies of insurance of any kind or nature covering Company and its Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and, except as would not reasonably be likely to result in a Material Adverse Effect, such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to Purchaser. Such policies are in amounts customary for the industry in which Company or such Subsidiary operates.

              4.22 ACCOUNTS RECEIVABLE. All accounts receivable of Company and its Subsidiaries as shown on the Balance Sheet are collectible in the ordinary course of business by Company or such Subsidiary, net of the reserves for bad debts shown on the Balance Sheet, except as would not reasonably be likely to result in a Material Adverse Effect.

              4.23 MINUTE BOOKS. The minute books of Company, as previously made available to Purchaser, accurately reflect all formal corporate action of the stockholders and Board of Directors of Company.

              4.24   YEAR 2000 COMPLIANCE.

              (a) Each system comprised of software, hardware, databases or embedded control systems (microprocessor controlled or controlled by any robotic or other device) (collectively, a "System") that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of Company or any of its Subsidiaries will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century ("Year 2000 Compliant"). Company has no reason to believe that it or any of its Subsidiaries may incur material expenses arising from or relating to the failure of any of their Systems as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. Each System of Company and its Subsidiaries is able to accurately process date data, including, but not limited to, calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations.

              (b)    (i)    All vendors of products or services to Company or
any of its Subsidiaries, and their respective products, services and operations, are, to the knowledge of Company, Year 2000 Compliant. To the knowledge of Company after a reasonably diligent investigation, each such vendor will continue to furnish its products or services to Company or its Subsidiaries, as applicable, without interruption or material delay, on and after January 1, 2000.

                      (ii) Company and its Subsidiaries have entered into appropriate agreements with each of its vendors certifying that all hardware, software or firmware, and any other products and services furnished by such vendor, including any and all enhancements, upgrades, customizations, modifications, maintenance and the like, are Year 2000 Compliant, except as would not reasonably be likely to result in a Material Adverse Effect. All such vendor agreements include appropriate indemnification by the vendor in favor of Company or its Subsidiaries, as applicable, and their successors if that vendor or its products, services or operations fail to be Year 2000 Compliant or if the products, services or operations fail to conform to or meet the terms of the vendor warranties, representations, or other contractual terms.

              4.25 FULL DISCLOSURE. No information contained in this Agreement, any other Transaction Document, the Financial Statements or any written statement furnished by or on behalf of Company pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

5.     COVENANTS

              5.1 AFFIRMATIVE AND FINANCIAL COVENANTS. Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as the Note is outstanding:

              (a) BOOKS AND RECORDS. Company shall, and shall cause its Subsidiaries to, keep adequate records and books of account with respect to their business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP.

              (b)    FINANCIAL AND BUSINESS INFORMATION.

                     (i) MONTHLY INFORMATION. Commencing with the month ending July 31, 1999, Company will deliver to Purchaser as soon as practicable after the end of each month, but in any event within 30 days thereafter: (A) an unaudited consolidated balance sheet of Company and its Subsidiaries, if any, at the end of such month; (B) unaudited consolidated statements of income, retained earnings and cash flows of Company and its Subsidiaries, if any, for such month and for the portion of such year ending with such month; (C) an acquisition pipeline report; and (D) an Earn-Out forecast which shall detail all anticipated payments for all Earn-Outs..

                     (ii) QUARTERLY INFORMATION. Company will deliver to Purchaser as soon as practicable after the end of each of the first three quarterly fiscal periods in each Fiscal Year of Company, but in any event within 45 days thereafter, (A) an unaudited consolidated balance sheet of Company and its Subsidiaries, if any, as at the end of such quarter; (B) unaudited consolidated statements of income, retained earnings and cash flows of Company and its Subsidiaries, if any, for such quarter and (in the case of the second and third quarters) for the portion of the Fiscal Year ending with such quarter, setting forth in comparative form in each case the projected consolidated figures for such period and the actual consolidated figures for the comparable period of the prior Fiscal Year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail, (3) certified by the principal financial or accounting officer of Company and (4) accompanied by a statement in reasonable detail, certified by the Chief Executive Officer or Chief Financial Officer of Company showing the calculations used in determining compliance with each of the financial covenants set forth in Sections 5.1(h) and 5.2(i); and (C) the pro forma financial reports of Company and its Subsidiaries for such quarter.

                     (iii) ANNUAL INFORMATION. Company will deliver to Purchaser as soon as practicable after the end of each Fiscal Year of Company, but in any event within 90 days thereafter, (A) an audited consolidated balance sheet of Company and its Subsidiaries, if any, as at the end of such year, and (B) audited consolidated statements of income, retained earnings and cash flows of Company and its Subsidiaries, if any, for such year; setting forth in each case in comparative form the figures for the previous year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail, (3) certified by Ernst & Young LLP or such other firm of independent certified public accountants of recognized national standing selected by Company and reasonably acceptable to Purchaser and (4) accompanied by a statement in reasonable detail, certified by the Chief Executive Officer or Chief Financial Officer of Company showing the calculations used in determining compliance with each of the financial covenants set forth in Sections 5.1(h) and 5.2(i).

                     (iv) FILINGS. Company will deliver to Purchaser, promptly upon their becoming available, one copy of each report, notice or proxy statement sent by Company to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and any registration statement, prospectus or other writing (other than transmittal letters) (including, without limitation, by electronic means) pursuant to the Securities Act filed by Company with (i) the SEC or (ii) any securities exchange on which shares of Common Stock of Company are listed.

                     (v) PROJECTIONS; BUDGET. Company will deliver to Purchaser within 15 days prior to the beginning of each Fiscal Year:

                            (A)    projected consolidated balance sheets of
Company and its Subsidiaries, if any, for such Fiscal Year, on a monthly basis;

                            (B)    projected consolidated cash flow
statements of Company and its Subsidiaries, if any, including summary details of cash disbursements, for such Fiscal Year, on a monthly basis;

                            (C)    projected consolidated income statements
of Company and its Subsidiaries, if any, for such Fiscal Year, on a monthly basis; and

                            (D)    an annual budget for Company and its
Subsidiaries for such Fiscal Year;

in each case, approved by the Board of Directors of Company, together with appropriate supporting details.

                     (vi) CUSTOMER COMPLAINTS; OTHER INFORMATION. Company will promptly notify Purchaser of any material customer complaints concerning Company's products and services. If requested by any Purchaser, Company will deliver to such Purchaser such other information respecting Company's or any of its Subsidiaries' business, financial condition or prospects as such Purchaser may, from time to time, reasonably request.

                     (vii) INCURRENCE OF ADDITIONAL INDEBTEDNESS. Company will promptly, but in no event later than the date of such incurrence, notify Purchaser of its intention to incur additional Indebtedness other than (i) Permitted Indebtedness and (ii) Indebtedness assumed, and purchase money notes issued, in connection with a Permitted Acquisition.

              (c) COMMUNICATION WITH ACCOUNTANTS. Company authorizes Purchaser to communicate directly with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to such Purchaser any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Company and any of its Subsidiaries. At or before the Closing Date, Company shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.1(c).

              (d) TAX COMPLIANCE. Company shall pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by Company to Purchaser of the Note and the Common Stock issuable upon conversion thereof, and shall indemnify and save each Purchaser harmless without limitation as to time against any and all liabilities with respect to such taxes. Company shall not be responsible for any taxes in connection with the transfer of the Note or such Common Stock by the holder thereof. The obligations of Company under this
Section 5.1(d) shall survive the payment, prepayment or redemption of the Note and the termination of this Agreement until the expiration of the applicable statutes of limitations.

              (e) INSURANCE. Company shall and shall cause each Subsidiary of Company to maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation, directors' and officers' insurance, key-man life insurance insuring the lives of Nelson Clemmens and Stephen Hoffmann, and insurance on all property and assets material to the operation of the business, all in amounts customary for the industry. Company shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them. Within one hundred twenty (120) days after the date hereof, Company shall obtain and thereafter Company shall maintain a general liability policy of at least $10,000,000 covering Company and its Subsidiaries. On or prior to August 8, 1999, Company shall deliver to Purchaser, in each case in form and substance satisfactory to Purchaser, evidence that the insurance policies provided for in Section 4.21 are in full force and effect and endorsements to all such policies naming Purchaser as additional insured.

              (f)    EMPLOYEE PLANS.

                     (i) With respect to other than a Multiemployer Plan, for each Plan and Pension Plan intended to be qualified under Section 401(a) of the IRC hereafter adopted or maintained by Company, any of its Subsidiaries or any ERISA Affiliate, Company shall (A) seek, or cause its Subsidiaries or ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Plan or Pension Plan is qualified within the meaning of Section 401(a) of the IRC; and (B) from and after the adoption of any such Plan or Pension Plan, cause such plan to be qualified within the meaning of Section 401(a) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the IRC.

                     (ii) With respect to each Welfare Plan hereafter adopted or maintained by Company, any of its Subsidiaries or any ERISA Affiliate, to the extent applicable, Company shall comply, or cause its Subsidiaries or ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder.

                     (iii) Company shall not, directly or indirectly, and shall not permit its Subsidiaries or any ERISA Affiliate to directly or indirectly by reason of an amendment or amendments to, or the adoption of, one or more Pension Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA, (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to exceed the fair market value of assets allocable to such benefits by more than $100,000, or to increase to the extent security must be provided to any Pension Plan under Section 401(a)(29) of the IRC. Neither Company nor any of its Subsidiaries shall establish or become obligated to any new Retiree Welfare Plan, which would result in the present value of future liabilities under any such plans to exceed $100,000. Neither Company nor any of its Subsidiaries or ERISA Affiliates shall establish or become obligated to any new unfunded Pension Plan, which would result in the present value of future liabilities under any such plans to exceed $100,000. Company shall not directly or indirectly, and shall not permit its Subsidiaries or any ERISA Affiliate to
(a) satisfy any liability under any Pension Plan by purchasing annuities from an insurance company or (b) invest the assets of any Pension Plan with an insurance company, unless, in each case, such insurance company is rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency at the time of the investment.

                     (iv) Company, any of its Subsidiaries and any ERISA Affiliate shall not contribute or become obligated to contribute to any Multiemployer Plan.

              (g) COMPLIANCE WITH LAW. Company shall, and shall cause each of its Subsidiaries to, comply with all laws, including Environmental Laws, applicable to it, except where the failure to comply would not be reasonably likely to result in a Material Adverse Effect.

              (h)    FINANCIAL COVENANTS.

                     (i) FUNDED DEBT TO MODIFIED EBITDA. The ratio, calculated as of the end of each fiscal quarter of Company and its Subsidiaries beginning September 30, 1999 (each a "Calculation Date"), of the consolidated (and combined, if applicable) Funded Debt of Company and its Subsidiaries as of each Calculation Date divided by the consolidated (and combined, if applicable) Modified EBITDA for Company and its Subsidiaries for the four (4) fiscal quarters of Company and its Subsidiaries immediately preceding the applicable Calculation Date shall not be greater than 4.25 to 1.00.

              For purposes of this financial covenant, the following terms shall have the following meaning:

              (A) "Base Earnings" shall mean the consolidated (and combined, if applicable) sum of all earnings before interest, taxes, depreciation and amortization LESS any extraordinary gain, PLUS expenses, calculated and estimated by Company and its Subsidiaries in a manner and amount acceptable to Purchaser in each case, incurred by Company and its Subsidiaries, if and to the extent applicable, that reasonably are expected no longer to be incurred because of operating efficiencies realized as a result of and following each such entity having become a Subsidiary of Company ("Non-Recurring Expenses"), and before giving effect to "corporate income" (e.g., interest income and similar revenues generated by cash on hand) of Company and its Subsidiaries and corporate overhead incurred by Company and its subsidiaries during the period of calculation.

              (B) "EBITDA" shall mean the sum of (i) Base Earnings of Company and its Subsidiaries PLUS (ii) an amount equal to all non-cash charges to income incurred by Company and its Subsidiaries on or before the date of this Agreement in respect of stock options heretofore issued by Company and its Subsidiaries ("Stock Option Charges"), not to exceed
                     (a) $6,120,000 for the Calculation Date occurring on September 30, 1999, until (but not including) the Calculation Date occurring on December 31, 1999, (b) $620,000 for the Calculation Date occurring on December 31, 1999, until (but not including) the Calculation Date occurring on March 31, 2000 and (c) $0.00 for all Calculation Dates occurring on and after March 31, 2000.

              (C) "Funded Debt" shall mean the consolidated (and combined, if applicable) sum of borrowings pursuant to the PNC Loan Agreement, plus current (i.e. less than or equal to one (1) year) and non-current maturities of long term Indebtedness of each of Company and its Subsidiaries (including but not limited to any obligations of any of Company or its Subsidiaries that are (i) determined based on the future performance of any acquired entity ("Earn-Outs") and (ii) which Earn-Outs are not paid in full within thirty (30) days of the date when due and payable (including after any applicable requirement for notice and an opportunity to cure expressly provided in the applicable instrument or document governing such obligation) to any other person or entity).

              (D) "Modified EBITDA" is defined as the EBITDA of the Company and its Subsidiaries for which the Funded Debt to Modified EBITDA financial covenant is being calculated, except without giving effect to the EBITDA of any of Company or its Subsidiaries (each an "Unaudited Subsidiary") for which the Purchaser has not received both (x) audited financial statements in form and detail acceptable to the Purchaser, as well as (y) other due diligence information concerning such of Company or its Subsidiaries as Purchaser may request, in form and substance acceptable to the Purchaser plus fifty percent (50%) of the EBITDA of each Unaudited Subsidiary.

                     (ii) FIXED CHARGE COVERAGE RATIO. The ratio as of each Calculation Date of the consolidated (and combined, if applicable) Modified EBITDA LESS the amount of any Earn-Outs (as that term is defined herein) not financed with the proceeds of loans or other borrowings from any person or entity ("Unfinanced Earn-Outs"), cash taxes ("Cash Taxes") and Capital Expenditures of Company and its Subsidiaries not financed with the proceeds of loans or other borrowings from any person or entity ("Unfinanced Capital Expenditures"), which Unfinanced Earn-Outs, Cash Taxes and Unfinanced Capital Expenditures were incurred during the immediately preceding four (4) fiscal quarters of Company and its Subsidiaries divided by the sum of consolidated (and combined, if applicable) current maturities of Funded Debt for Company and its Subsidiaries PLUS any and all dividends paid or accrued by Company and its Subsidiaries PLUS all Fixed Charges paid or accrued by Company and its Subsidiaries, shall not be less than 1.25 to 1.00 as of the Calculation Date occurring on September 30, 1999, and thereafter until (but not including) the Calculation Date occurring on December 31, 1999; 1.50 to
1.00 as of the Calculation Date occurring on December 31, 1999, and thereafter until (but not including) the Calculation Date occurring on March 31, 2000; 1.75 to 1.00 as of the Calculation Date occurring on and after March 31, 2000.

                     (iii) MINIMUM NET WORTH. Company and its Subsidiaries will maintain during the times specified below a consolidated (and combined, if applicable) minimum Net Worth as set forth below:

              7/8/99 to 7/7/00                   $41,000,000
              7/8/00 to 7/7/01                   $51,000,000
              7/8/01 to 7/8/02                   $61,000,000

              (i) MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS. Company shall, and shall cause each of its Subsidiaries to: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights and franchises; (ii) at all times maintain, preserve and protect all of its patents, trademarks and trade names, and preserve all the remainder of its material assets, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices; and (iii) continue to conduct business solely in its existing lines of business and businesses related thereto.

              (j) ACCESS. Company shall permit representatives of Purchaser to visit and inspect any of the properties of Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of Company and its Subsidiaries with the principal officers of Company, all at such reasonable times, upon reasonable notice and as often as such Purchaser may reasonably request.

              (k) ACCOUNTING SOFTWARE. On or prior to September 30, 1999, Company shall complete the implementation of the Great Plains accounting software for the Company and each of the Subsidiaries and businesses of Company on the date hereof. Company shall implement such software for any business or Subsidiary acquired after the date hereof by the later to occur of (i) September 30, 1999 and (ii) 90 days after the date of such acquisition.

              (l) AUDITORS. Company shall use Ernst & Young LLP or any of the other "Big 5" accounting firms as the independent auditors for Company and its Subsidiaries.

              (m) CERTAIN LOANS. Company agrees that, on or prior to August 8, 1999, it shall, and shall cause its Subsidiaries to (i) terminate that certain Promissory Note (Secured) dated January 9, 1999 issued by Thermo-Shield Company, Inc. and Weather-Guard, Incorporated a/k/a/ Thermo-Shield of America (Wisconsin), Inc. to American National Bank and Trust Company of Chicago (the "ANB Note") and terminate all security interests and the related liens granted in connection therewith and (ii) pay off in full the Indebtedness represented thereby and Company agrees that until such termination and pay off in full of the ANB Note, the EBITDA of Thermo-Shield

Company, Inc. and Thermo-Shield of America (Wisconsin), Inc. shall not be included in the calculations of "EBITDA" or "Modified EBITDA" for any purposes under this Agreement.

              5.2 NEGATIVE COVENANTS. Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as the Note is outstanding:

              (a) PERMITTED ACQUISITIONS OR INVESTMENTS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly in any transaction or related series of transactions, acquire or invest in, whether for cash, debt, Stock, or other property or assets or by guaranty of any obligation, any assets or business of any Person other than (i) acquisitions of assets in the ordinary course of business of Company, (ii) acquisitions by Company or wholly-owned Subsidiaries of Company from Company or any such wholly-owned Subsidiary or investments therein, (iii) Permitted Acquisitions or (iv) investments in Cash Equivalents. Company shall not, and shall not permit any of its Subsidiaries to, invest in any Person if, after giving effect thereto, such Person would be an Affiliate, but not a Subsidiary, of Company.

              (b) SALES OF ASSETS; LIQUIDATION. Company shall not, and shall not permit any Subsidiary of Company to, (i) sell, transfer, convey or otherwise dispose of any assets or properties or (ii) liquidate, dissolve or wind up Company, or any of its Subsidiaries, except for transfers to Company, whether voluntary or involuntary; PROVIDED, HOWEVER, that the foregoing shall not prohibit (A) the sale of inventory or Key Home Credit financing contracts in the ordinary course of business, (B) the sale of surplus or obsolete equipment and fixtures, (C) transfers resulting from any casualty or condemnation of assets or properties or (D) other sales of assets or properties the net proceeds of which, in the aggregate, do not exceed $700,000.

              (c) EMPLOYEE LOANS. Company shall not and shall not permit any Subsidiary to make or accrue any loans or other advances of money to any employee of Company or any Subsidiary (including advances to any employee in respect of future commissions to be earned by such employee), other than in the ordinary course of business in an aggregate amount outstanding not to exceed one percent (1%) of Pro Forma Revenue as of the end of the last completed fiscal quarter of Company (each a "Revenue Calculation Date") commencing with the Revenue Calculation Date occurring on September 30, 1999, and as calculated from the most recently available consolidated pro forma financial statements of Company and its Subsidiaries. For purposes of this
Section 5.2(c), "Pro Forma Revenue", as of any Revenue Calculation Date, shall mean the consolidated sales revenues of Company and its Subsidiaries for the four fiscal quarters ending on such Revenue Calculation Date, assuming that any acquisitions during such four quarter period were consummated on the first day of the four fiscal quarter period ending on such Revenue Calculation Date; PROVIDED that any advance to an employee shall not be outstanding for more than ninety (90) days. The restrictions of this
Section 5.2(c) shall not apply until such time as such financial statements for the fiscal quarter ending September 30, 1999 are available or, if earlier, November 15, 1999.

              (d)    TRANSACTIONS WITH AFFILIATES.  Except as set forth on
Schedule 5.2(d), Company shall not and shall not permit any Subsidiary of Company to enter into or be a party to any transaction with any Affiliate of Company or such Subsidiary, except (i) transactions expressly permitted hereby, (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of Company's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to Purchaser and are no less favorable to Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of Company or such Subsidiary, (iii) transactions between Company and its wholly-owned Subsidiaries or between such Subsidiaries and (iv) payment of compensation to employees and directors' fees.

              (e) INDEBTEDNESS. Company shall not and shall not permit any Subsidiary of Company to incur or suffer to exist any Indebtedness except: (i) Indebtedness existing on the date hereof and listed on Schedule
4.9 and refinancings thereof which do not result in the occurrence of a Default or Event of Default; (ii) Permitted Indebtedness; (iii) other Indebtedness, provided that the incurrence of such Indebtedness, together with the Indebtedness referred to in clause (i) above, shall not result in the occurrence of a breach of Section 5.1(h)(i) or (ii), or any other Default or Event of Default and at the time of borrowing thereunder no Default or Event of Default shall have occurred and be continuing; or (iv) Indebtedness owing by Company to any of its wholly-owned Subsidiaries or by any of Company's wholly-owned Subsidiaries to any other wholly-owned Subsidiaries or Company. For the purposes of measuring compliance of Company and its Subsidiaries with Sections 5.1(h)(i) and (ii) for the purposes of this
Section 5.2(e), (a) such calculation shall be performed on a pro forma basis, assuming that any additional Indebtedness was incurred on the first day of the four fiscal quarter period ending on the most recent Calculation Date and
(b) if such calculation is being performed in connection with the incurrence of Indebtedness other than pursuant to the PNC Loan Agreement, Indebtedness will be deemed to include at least $15,000,000 of the PNC Senior Debt.

              (f) LIENS. Company shall not, and shall not permit any Subsidiary of Company to, incur or suffer to exist any Liens on any of its assets, except (i) Liens existing on the date hereof and described on
Schedule 5.2(f), (ii) Permitted Liens, (iii) Liens securing PNC Senior Debt or Senior Debt permitted hereunder and (iv) Liens granted pursuant to the Security Agreement and the Pledge Agreement.

              (g) RESTRICTED PAYMENTS. Company shall not and shall not permit any Subsidiary of Company to make any Restricted Payments nor shall Company permit any Subsidiary to make such payments with respect to Company's Stock, other than regularly scheduled dividend payments on its presently outstanding preferred stock (the cash amount of such dividend payments in respect of Series C Convertible Preferred Stock not to exceed in the aggregate 7% per annum of the stated liquidation value of such Stock), PROVIDED that Company shall not make any such Restricted Payment if at the time of such payment a Default or Event of Default shall have occurred and be continuing or such payment would result in the occurrence of a Default or Event of Default.

              (h) MERGERS AND SUBSIDIARIES. Neither Company nor any Subsidiaries of Company shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with any Person, nor shall Company create any Subsidiary, other than (i) the creation of wholly-owned Subsidiaries, (ii) mergers of wholly-owned Subsidiaries of Company into Company or any other of its wholly-owned Subsidiaries or (iii) Subsidiaries created in connection with or acquired in connection with a Permitted Acquisition.

              (i) CAPITAL EXPENDITURES. Capital Expenditures by Company and its Subsidiaries shall not exceed, exclusive of the purchase price of any Permitted Acquisitions during such calendar year, (i) in calendar year 1999, $1,000,000 and (ii) in any subsequent calendar year, an amount equal to fifteen percent (15%) of EBITDA for the prior calendar year.

              (j) CERTAIN AMENDMENTS. Company shall not amend the terms of (i) the Series C Convertible Preferred Stock, (ii) any other series of presently outstanding preferred stock or (iii) Warrant No. W-1, issued by Company to Brown Simpson Strategic Growth Fund, Ltd., and Warrant No. W-2, issued by Company to Brown Simpson Strategic Growth Fund, L.P, each as amended (collectively, the "Brown Simpson Warrants").

6.     CONDITIONS PRECEDENT

              6.1 CONDITIONS PRECEDENT. The obligation of Purchaser to purchase the Securities pursuant to Section 2.1 hereof, is subject to the condition that Purchaser shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to Purchaser:

              (a) Favorable opinions of Stites & Harbison, counsel to Company, substantially in the form attached hereto as Exhibit C, it being understood that to the extent that such opinion of counsel to Company shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to the Purchaser and shall provide that Purchaser may rely thereon.

              (b) Resolutions of the board of directors of Company and each of its Subsidiaries, as applicable, certified by the Secretary or Assistant Secretary of Company or the applicable Subsidiary of Company, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement and each other Transaction Document and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

              (c) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that Company and each of its Subsidiaries is organized and in good standing in the State of its incorporation and that Company is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

              (d) A copy of the certificate of incorporation and all amendments thereto of Company, certified as of a recent date by the Secretary of State of the State of its incorporation, and copies of by-laws of Company, certified by the Secretary or Assistant Secretary of such corporation as true and correct as of the Closing Date.

              (e) The letter from Company to its accountants referred to in Section 5.1(c).

              (f) Certificates of the Secretary or an Assistant Secretary of Company and each of its Subsidiaries, dated the Closing Date, as to the incumbency and signatures of the officers of Company or any of its Subsidiaries executing this Agreement, the Securities and each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

              (g) Certificate of the President of Company, dated the Closing Date, stating that all of the representations and warranties of Company contained herein or in the other Transaction Documents are true and correct in all material respects on and as of the Closing Date as if made on such date and that no material breach of any covenant contained in Article V has occurred or would result from the Closing hereunder.

              (h) Fully executed copies of each of the Note, the Warrant, the Security Agreement, the Pledge Agreement and the Guaranty.

              (i) The monthly financial information set forth in Section 5.1(b)(i) for Company and its Subsidiaries for the month ending April 30, 1999.

              6.2 ADDITIONAL CONDITIONS. The obligation of Purchaser to purchase the Securities pursuant to Section 2.1 is subject to the additional conditions precedent that:

              (a) Purchaser shall have received evidence that the insurance policies provided for in Section 4.21 are in full force and effect, certified by the insurer thereof.

              (b) Company shall have paid all reasonable fees and expenses of (i) GE Capital's outside counsel, Weil, Gotshal & Manges LLP, (ii) all special local counsel retained in connection with this Agreement and the transactions contemplated thereby and (iii) the fees and expenses referred to in Section 10.2.

              (c) Except as disclosed pursuant to Article IV, there shall not have occurred any event or condition since December 31, 1998 which would reasonably be likely to result in a Material Adverse Effect.

              (d) All of the representations and warranties of Company contained herein or in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date as if made on such date and no material breach of any covenant contained in Article V shall have occurred or would result from the Closing hereunder.

              (e) The underwriting fee referred to in Section 2.2(c) shall have been paid in full.

              (f) Company shall have filed a Certificate of Amendment to the Series C Convertible Preferred Stock Certificate of Designation amending the dividend rate applicable to, and certain redemption rights of, the Series C Convertible Preferred Stock in form and substance satisfactory to Purchaser.

              (g) Company shall have obtained the consent of PNC Bank to the terms and conditions of this Agreement and the transactions contemplated hereby and the waiver by the holders of the Series C Convertible Preferred Stock of certain registration rights, in each case in form and substance satisfactory to Purchaser.

              (h) The Brown Simpson Warrants shall have been amended with respect to the exercise of certain redemption rights contained therein, in form and substance satisfactory to Purchaser.

              (i) The Closing shall have occurred no later than July 8, 1999.

7.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

              7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder and under the Note:

              (a) Company shall fail to make any payment of principal of, or interest on or any other amount owing in respect of, the Note, or any of the other Obligations when due and payable or declared due and payable, including pursuant to Section 2.4 hereof, which, other than principal or interest, shall have remained unremedied for a period of ten (10) days.

              (b) Company shall fail or neglect to perform, keep or observe any of the provisions of Sections 5.1(h) or 5.2 hereof.

              (c) Company shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents, and the same shall remain unremedied for a period of thirty (30) days after Company shall receive written notice of any such failure from Purchaser.

              (d) A default shall occur under any other agreement, document or instrument to which Company or any Subsidiary is a party or by which Company or any of its Subsidiaries or any of their property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of Company or any of its Subsidiaries in an aggregate amount exceeding $500,000 or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $500,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

              (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to Purchaser by Company pursuant hereto or thereto shall be untrue or incorrect in any material respect, as of the date when made.

              (f) Any of the assets of Company or any of its Subsidiaries shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Company or any of its Subsidiaries and shall remain unstayed or undismissed for sixty (60) consecutive days; or Company or any of its Subsidiaries shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

              (g) A case or proceeding shall have been commenced against Company or any of its Subsidiaries in a court having competent jurisdiction seeking a decree or order in respect of Company or any of its Subsidiaries
(i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Company or any of its Subsidiaries or of any substantial part of its or their properties, or
(iii) ordering the winding-up or liquidation of the affairs of Company or any of its Subsidiaries and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

              (h) Company or any of its Subsidiaries shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Company or any of its Subsidiaries or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

              (i) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $500,000 in the aggregate shall be rendered against Company or any of its Subsidiaries and the same shall not be (i) fully covered by insurance, or (ii) vacated, stayed, bonded, paid or discharged for a period of thirty (30) days.

              (j) (i) With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA occurs which in the reasonable determination of Purchaser would reasonably be likely to result in direct or indirect liability to Company or any of its Subsidiaries, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, Company, any of its Subsidiaries or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Pension Plan subject to Section 412 of the Code or Section 302 of ERISA, Company, any of its Subsidiaries or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or
(v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) - (iv) hereof, in the reasonable determination of Purchaser there is a reasonable likelihood for termination of any such plan by the PBGC; PROVIDED, HOWEVER, that the events listed in clauses (i) - (v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of Company, any of its Subsidiaries or any ERISA Affiliate, whether or not assessed, exceeds $500,000 in any case set forth in (i) - (v) above, or exceeds $500,000 in the aggregate for all such cases.

              7.2 REMEDIES. Subject to the terms and conditions contained in the Subordination Agreement, if any Event of Default specified in Section
7.1 shall have occurred and be continuing, Purchaser may, without advance notice, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; PROVIDED, HOWEVER, that upon the occurrence of an Event of Default specified in Section 7.1(f), (g) or (h) hereof, such Obligations shall become due and payable without declaration, notice or demand by Purchaser.

              Subject to the terms and conditions contained in the Subordination Agreement, Purchaser may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in its best interests, including any action (or the failure to act) pursuant to the Loan Documents.

              7.3 WAIVERS BY COMPANY. Except as otherwise provided for in this Agreement and applicable law, Company waives (i) presentment, demand and protest and notice of presentment, dishonor notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to Purchaser's taking possession or control of, or to Purchaser's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Purchaser to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Company acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

              7.4 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Purchaser to or for the credit or the account of Company against any and all of the obligations of Company now or hereafter existing under this Agreement and the Note held by Purchaser irrespective of whether or not Purchaser shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. Purchaser agrees promptly to notify Company after any such set-off and application made by Purchaser; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Purchaser under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Purchaser may have.

8.     SUBORDINATION

              8.1 NOTE SUBORDINATED TO SENIOR DEBT. Company covenants and agrees, and Purchaser and any other holder of the Note (Purchaser and such holders being hereinafter referred to collectively as "Holder") by its acceptance thereof likewise covenants and agrees, that all payments of the principal of and interest on the Note and all other Obligations of Company pursuant to this Agreement (collectively the "Subordinated Debt") shall be subordinated in accordance with the provisions of this Section 8 to the prior payment in full of all Senior Debt of Company and each Subsidiary of Company. For purposes of this Section 8, the term "Senior Debt" shall mean the Senior Debt of Company and each Subsidiary of Company and shall include principal of and premium, if any, and interest (including interest accruing at the rate provided for in the documents evidencing such Senior Debt after the commencement of any proceedings of the type referred to in Section 8.2(a) hereof, whether or not an allowed claim in such proceeding) on all loans and other extensions of credit under, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to, the Senior Debt, to the extent permitted to be incurred pursuant hereto.

              8.2    PRIORITY AND PAYMENT OVER OF PROCEEDS IN CERTAIN EVENTS.

              (a) SUBORDINATION ON DISSOLUTION, LIQUIDATION OR REORGANIZATION OF COMPANY. Upon payment or distribution of assets or securities of Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of Company, all Senior Debt shall first be paid in full in cash, or payment provided for in cash or cash equivalents in a manner satisfactory to the holders of Senior Debt, before any direct or indirect payments or distributions, including, without limitation, by exercise of set-off, of any cash, property or securities on account of principal of (or premium, if any) or interest on the Note and to that end the holders of Senior Debt shall be entitled to receive (pro rata on the basis of the respective amounts of Senior Debt held by them) directly, for application to the payment thereof (to the extent necessary to pay all Senior Debt in full after giving effect to any substantially concurrent payment or distribution to or provision for payment to the holders of such Senior Debt), any payment or distribution of any kind or character, whether in cash, property or securities, in respect of the Subordinated Debt, except that the holders of the Note may receive and retain equity securities of Company or debt securities of Company (or any Subsidiary of Company party to the Guaranty Agreement) that are subordinated to Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Note and the obligations of each Subsidiary under the Guaranty Agreement are subordinated to the Senior Debt pursuant to this Section 8. The holders of Senior Debt are hereby authorized to file an appropriate claim for and on behalf of the Holders if they or any of them do not file, and there is not otherwise filed on behalf of the Holders, a proper claim or proof of claim in the form required in any such proceeding prior to 30 days before the expiration of the time to file such claim or claims.

              (b) SUBORDINATION ON DEFAULT IN SENIOR DEBT. No direct or indirect payment by or on behalf of Company of principal of (premium, if any), or interest on, the Subordinated Debt, whether pursuant to the terms of the Note, upon acceleration or otherwise, shall be made if at the time of such payment there exists (i) a default in the payment of all or any portion of principal of (premium, if any), interest on, fees or other amounts owing in connection with any Senior Debt or (ii) any default other than a default described in clause (i) above under any document or instrument governing or evidencing any Senior Debt, and, with respect to this clause (ii), each Holder has received written notice of such default from a holder or representative of the holders of Senior Debt, and, in either case, such default shall not have been cured or waived in writing, PROVIDED, HOWEVER, that if within the period specified in the next sentence with respect to a default referred to in clause (ii) above, the holders of Senior Debt have not declared the Senior Debt to be immediately due and payable (or have declared such Senior Debt to be immediately due and payable and within such period have rescinded such acceleration), then and in that event, payment of principal of, and interest on, the Note shall be resumed. With respect to any default under clause (ii) above, the period referred to in the preceding sentence shall commence upon receipt by each Holder of a written notice or notices (which shall specify all defaults existing under the Senior Debt on the date of such notice and of which the holder thereof or representative giving such notice had actual knowledge at such time) of the commencement of such period from such holder or representative, and shall end at the completion of the 179th day after the beginning of such period. Only one such 179 day period may commence within any 360 consecutive days. Upon termination of any such period, Company shall resume payments on account of the principal of (premium, if any), and interest on, the Note, and on account of all other Subordinated Debt, subject to the provisions of Sections
8.1 and 8.2 hereof.

              (c)    RIGHTS AND OBLIGATIONS OF HOLDERS.

                     (i) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, the Holders shall have received any payment on account of the Subordinated Debt at a time when such payment is prohibited by such provision before the Senior Debt is paid in full, then and in such event, such payment or distribution shall be received and held in trust by the Holders apart from their other assets and paid over or delivered to the holders of the Senior Debt remaining unpaid to the extent necessary to pay in full in cash the principal of (premium, if any), and interest on, such Senior Debt in accordance with its terms and after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

                     (ii) Nothing contained in this Section 8 will limit the right of the Holders of Subordinated Debt to take any action to accelerate the maturity of the Subordinated Debt pursuant to Section 7.2 hereof, PROVIDED, HOWEVER, that all Senior Debt then due or thereafter declared to be due shall first be paid in full before the Holders are entitled to receive any payment from Company of principal of, or interest on, the Note.

                     (iii) Upon any payment or distribution of assets or securities referred to in this Section 8, the Holders shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other Indebtedness of Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8.

              8.3 RIGHTS OF HOLDERS OF SENIOR DEBT NOT TO BE IMPAIRED. No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by Company with the terms and provisions and covenants herein regardless of any knowledge thereof such holder may have or otherwise be charged with.

              The provisions of this Section 8 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Debt. Company and each Holder of the Note, by its acceptance thereof, acknowledges that the holders of the Senior Debt are relying upon the provisions of this Section 8 in extending such Senior Debt.

              8.4 SUBROGATION. Upon the payment in full of all Senior Debt, the Holders shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, the Senior Debt pursuant to the provisions of this Section 8 and to the rights of the holders of Senior Debt to receive payments or distributions of assets of Company made on the Senior Debt until the Note shall be paid in full; and for the purposes of such subrogation, no payments or distributions to holders of Senior Debt of any cash, property or securities to which Holders of the Note would be entitled except for the provisions of this Section 8 and no payment over pursuant to the provisions of this Section 8 to holders of Senior Debt by the Holders, shall, as between Company, its creditors other than holders of Senior Debt and the Holders, be deemed to be payment by Company to or on account of Senior Debt, it being understood that the provisions of this
Section 8 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the Holders, on the other hand.

              If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Section 8 shall have been applied, pursuant to the provisions of this Section 8, to the payment of Senior Debt, then and in such case, the Holders shall be entitled to receive from the holders of Senior Debt at the time outstanding any payments or distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all Senior Debt in full.

              8.5 OBLIGATIONS OF COMPANY UNCONDITIONAL. Nothing contained in this Section 8 or elsewhere in this Agreement or in the Note is intended to or shall impair, as between Company and the Holders, the obligations of Company, which are absolute and unconditional, to pay to the Holders the principal of (premium, if any), and interest on, the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon the occurrence of a Default or Event of Default under this Agreement, subject to the rights, if any, under this
Section 8 of the holders of Senior Debt in respect of cash, property or securities of Company received upon the exercise of any such remedy.

              The failure to make a payment on account of principal of, or interest on, the Note by reason of any provision of this Section 8 shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

              8.6 NOTICE TO HOLDERS. Company shall give prompt written notice to each Holder of any fact known to Company which would prohibit the making of any payment on or in respect of the Note, but failure to give such notice shall not affect the subordination of the Subordinated Debt to the Senior Debt provided in this Section 8. Notwithstanding the provisions of this Section 8 or any other provision of this Agreement or the Note, no Holder shall be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or in respect of the Note, unless and until the Holders shall have received written notice thereof from Company or a representative of or holder of Senior Debt, and, prior to the receipt of any such written notice, subject to the provisions of this Section 8 the Holders shall be entitled in all respects to assume no such facts exist. Nothing contained in this Section 8.6 shall limit the right of the holders of Senior Debt to recover payments as contemplated by 8.1 and 8.2.

              8.7 RIGHT OF ANY HOLDER AS HOLDER OF SENIOR DEBT. Any Holder in its individual capacity shall be entitled to all the rights set forth in this Section 8 with respect to any Senior Debt which may at any time be held by it, to the same extent as any other holder of Senior Debt, and nothing in this Agreement shall deprive such Holder of any of its rights as such holder.

              8.8 REINSTATEMENT. The provisions of this Section 8 shall continue to be effective or be reinstated, and the Senior Debt shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holder thereof upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

              8.9 CONFLICT WITH SUBORDINATION AGREEMENT. In the event of any conflict between or among the provisions as contained in this Agreement and the provisions contained in the Subordination Agreement, the provisions of the Subordination Agreement shall be applicable to the terms of the subordination of the Obligations to the PNC Senior Debt.

9.     INDEMNIFICATION

              Company agrees to indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors and employees from and against any losses, liabilities, obligations, damages, penalties, actions, proceedings, judgments, suits, claims, costs, fees, expenses and disbursements (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred by Purchaser on any appeal) of any kind ("Losses") which may be imposed upon, incurred by or asserted against Purchaser or such other indemnified Persons as a result of Purchaser having entered into this Agreement or any of the other Loan Documents or relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by Company contained herein or in any certificate or document delivered pursuant hereto or arising out of any Environmental Law applicable to Company or its Subsidiaries or otherwise relating to or arising out of the transactions contemplated hereby; PROVIDED, HOWEVER, that Company shall not be liable for such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct.

10.    MISCELLANEOUS

              10.1 COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; SALE OF INTEREST.

              (a) The Transaction Documents and the Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except as provided therein, or in the case of the Loan Documents by an agreement in writing signed by Company and Purchaser in accordance with Section 10.1(d) hereof. Company may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, Company's rights, title, interests, remedies, powers and duties hereunder or thereunder. Company hereby consents to Purchaser's sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Purchaser's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not.

              (b) In the event Purchaser assigns or otherwise transfers all or any part of the Note, Company shall, upon the request of Purchaser issue new Notes to effectuate such assignment or transfer.

              (c) Purchaser may sell, assign, transfer or negotiate to one or more other lenders, commercial banks, insurance companies, other financial institutions or any other Person acceptable to Purchaser all or a portion of its rights and obligations under the Note held by Purchaser and this Agreement; PROVIDED, HOWEVER, that (i) such sale, assignment, transfer or negotiation does not violate any applicable provision of applicable securities laws and (ii) acceptance of such assignment by any assignee shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to Purchaser. From and after the effective date of such an assignment, (x) the assignees thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such assignment and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all or the remaining portion of an assignor's rights and obligations under this Agreement, such assignor shall cease to be a party hereto).

              (d) No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by each holder of a Note affected thereby do any of the following: (i) subject such holder to any additional obligations, (ii) reduce the principal of, or interest on, the Note or other amounts payable hereunder or release or discharge Company from its obligations to make such payments,

(iii) postpone any date fixed for any payment of principal of, or interest on, the Note or other amounts payable hereunder, (iv) change the aggregate unpaid principal amount of the Note, or the number of holders thereof, which shall be required for such holders or any of them to take any action hereunder, or (v) amend this Section 10.1(d).

              10.2 FEES AND EXPENSES. Company shall pay all reasonable out-of-pocket expenses of Purchaser in connection with the preparation of the Transaction Documents and the transactions contemplated thereby, including all reasonable legal expenses. If, at any time or times, regardless of the existence of an Event of Default (except with respect to paragraph (iii) below, which shall be subject to an Event of Default having occurred and be continuing), Purchaser shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

                     (i) any amendment, modification or waiver, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;

                     (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Purchaser, Company, any Subsidiary of Company or any other Person) in any way relating to any of the Loan Documents or any other agreements to be executed or delivered in connection herewith; or

                     (iii) any attempt to enforce any rights of Purchaser against Company, any Subsidiary of Company or any other Person, that may be obligated to Purchaser by virtue of any of the Loan Documents;

then, and in any such event, the reasonable attorneys' and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Company to Purchaser and shall be additional Obligations under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

              10.3 NO WAIVER BY PURCHASER. Purchaser's failure, at any time or times, to require strict performance by Company of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Purchaser thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Purchaser of an Event of Default by Company under the Loan Documents shall not suspend, waive or affect any other Event of Default by Company under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Company contained in this Agreement or any of the other Loan Documents and no Event of Default by Company under this Agreement and no defaults by Company under any of the other Loan Documents shall be deemed to have been suspended or waived by Purchaser, unless such suspension or waiver is by an instrument in writing signed by an officer of Purchaser and the Required Holders and directed to Company specifying such suspension or waiver.

              10.4 REMEDIES. Purchaser's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Purchaser may have under any other agreement, including without limitation, the Loan Documents, the other Transaction Documents, by operation of law or otherwise.

              10.5 WAIVER OF JURY TRIAL. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Transaction Documents.

              10.6 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

              10.7 BINDING EFFECT; BENEFITS. This Agreement and the other Transaction Documents shall be binding upon, and inure to the benefit of, the successors of Company and Purchaser and the assigns, transferees and endorsees of Purchaser.

              10.8 CONFLICT OF TERMS. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

              10.9 GOVERNING LAW. Except as otherwise expressly provided in any of the Transaction Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Purchaser and Company agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or New York State courts located in the County of New York, State of New York. Service of process on Purchaser or Company in any action arising out of or relating to any of the Transaction Documents shall be effective if mailed to such party at the address listed in Section 10.10 hereof. Nothing herein shall preclude Purchaser or Company from bringing suit or taking other legal action in any other jurisdiction.

              10.10 NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

              If to Company:

              ThermoView Industries, Inc.
              1101 Herr Lane
              Louisville, Kentucky  40222
              Attn:  Stephen A. Hoffmann, Chief Executive Officer
              Telecopy Number:  (502) 412-0301

              with a copy to:

              Stites & Harbison
              400 West Market Street
              Suite 1800
              Louisville, Kentucky  40202
              Attn:  Alex P. Herrington, Jr. (Mike)
              Telecopy Number:  (502) 587-6391

              If to Purchaser:

              GE Capital Equity Investments, Inc.
              120 Long Ridge Road
              Stamford, Connecticut  06927
              Attn:  GE Equity Group-ThermoView
              Telecopy Number: (203) 357-6527

              with copies to:

              General Electric Capital Corporation
              120 Long Ridge Road
              Stamford, Connecticut  06927
              Attention:  GE Equity Group Legal Counsel
              Telecopy Number: (203) 357-3047
              and

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, New York  10153
              Attn:  Ted S. Waksman, Esq.
              Telecopy Number:  (212) 310-8007

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

              10.11 SURVIVAL. The representations and warranties of Company in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

              10.12 SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

              10.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

              10.14 BOARD OF DIRECTORS; OBSERVER. For so long as Purchaser or any of its Affiliates shall continue to hold all or any portion of the Note or the Warrant, Company shall use its best efforts to cause a designee of Purchaser to be elected to the Board of Directors of Company; PROVIDED, HOWEVER, that if Purchaser shall elect not to designate a member of the Board of Directors, then Purchaser may designate one individual (the "Observer") to attend all meetings of the Board of Directors of Company (and any committees thereof) in a non-voting observer capacity. The Observer shall be entitled to receive all reports, presentations and materials as if the Observer were a member of the Board. Company shall reimburse such member of the Board of Directors and the Observer for any reasonable expenses incurred in connection with meetings of the Board of Directors and committees thereof.

              10.15 PUBLICITY. Neither Purchaser nor Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance.

Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law, subject to advance consultation with Purchaser.

              IN WITNESS WHEREOF, Company and Purchaser have executed this Agreement as of the day and year first above written.

                                       COMPANY:

                                       THERMOVIEW INDUSTRIES, INC.

                                       By:  /s/  Nelson E. Clemmens
                                          -----------------------------------
                                          Name:  Nelson E. Clemmens
                                          Title: President

                                       PURCHASER:

                                       GE CAPITAL EQUITY INVESTMENTS, INC.

                                       By:    /s/ Gregory N. Walter
                                          -----------------------------------
                                          Name:  Gregory N. Walter
                                          Title: Senior Vice President